CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 24, 2009 on the financial statements of NIVS IntelliMedia Technology Group, Inc. and Subsidiaries and the condensed Parent only financial statements of NIVS IntelliMedia Technology Group, Inc. which appear in the annual report on Form 10-K, for the year ended December 31, 2008, filed March 31, 2009. We also consent to the reference to our Firm under the caption “Experts” in the prospectus.

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: October 15, 2009